Exhibit 99.1

Press Release
Contact: Robert V. Lardon 203.328.3500
robert.lardon@harman.com

HARMAN Q4 Operating Income up 174% to $71M; Full Year OI up 58% to $300 million and Sales Up 16%

•	Q4 EPS on non GAAP basis up 100% to $0.67; Full Year non GAAP EPS up 41% to $2.93

•	Eleventh consecutive quarter of year-over-year improvement in sales and earnings

•	General Motors awards $900 million infotainment business

•	BRIC Markets continue to lead sales growth; driven by 42% increase in China

•	Executed on share buy-back program and announced doubling of annual dividend

STAMFORD, CT, August 10, 2012 – Harman International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR), today announced results for the fourth quarter and fiscal year ended June 30, 2012. In a separate release, the Company updated its fiscal 2013 guidance for foreign currency changes; on a constant currency basis, the Company confirmed its previous guidance.

Net sales for the fiscal year were $4.4 billion, an increase of 16 percent compared to the prior year. In local currency, net sales increased by 17 percent. On a GAAP basis, operating profit increased by 58 percent to $300 million compared to $190 million in the prior year. Excluding restructuring expenses, annual operating profit was $310 million, an increase of 47 percent compared to $211 million in the prior year. On a non-GAAP basis, earnings per diluted share were $2.93 for the year, an increase of 41 percent versus $2.08 reported in the prior year. On a GAAP basis, which includes the benefit from a tax asset valuation allowance release, earnings per diluted share were $4.57 for the year compared to $1.90 in the prior year.

Net sales for the fourth quarter were $1,091 million, an increase of 6 percent compared to the same period last year. In local currency, net sales increased by 14 percent. Fourth quarter operating income was $71 million, compared to $26 million in the same period last year. Excluding restructuring charges, operating profit in the fourth quarter grew by 101 percent to $70 million, compared to $35 million in the same period last year. On a non-GAAP basis, earnings per diluted share were $0.67 for the quarter compared to $0.34 in the same period last year. On a GAAP basis, earnings per diluted share were $0.69 for the quarter compared to $0.26 in the same period last year. The Company further noted $0.02 negative impact of currency on EPS which was offset by the positive benefit of share buyback activity during the quarter.

Harman Chairman, President and CEO Dinesh Paliwal said, “We had a terrific year! Our full year and fourth quarter results reflect double digit top- and bottom-line growth which helped us deliver a 41% increase in earnings per share. Although the macroeconomic environment remains uncertain, we are cautiously optimistic and continue to focus on growth, cost management and productivity initiatives aimed at expanding our operating margins and we are making the critical investments necessary to sustain our profitable growth for the future.”

“Paliwal added, “Our innovation emphasis drove an increase of 37 percent in our new patents and patents filings this past year. These ongoing investments in technology, our strong pipeline of new products, our luxury brands and the expansion of our channels globally position us for healthy secular growth. We are on the forefront of developing connected car technologies with a focus on active driver safety. We successfully collaborate and integrate technologies from Google, Apple, Microsoft and others. We concur with automakers that embedded infotainment system penetration will continue to grow rapidly and it will be complimented by smart mobile devices. Our recent record order wins for the embedded infotainment systems confirm our strategy and business model.”

“We continue to win new infotainment and car audio orders both in the US and abroad as 28 percent of our record high order backlog of $16 billion represents new business including new customers like GM, Tata, Geely and BAIC. With strong growth in BRIC markets led by China up 42%, our sales are well diversified globally,” said Paliwal.

“We are highly focused on shareholder value creation, through organic growth, strategic acquisitions and directly through our dividend and share buyback programs,” noted Paliwal. “We have worked hard to build a strong balance sheet that facilitates all of these strategies. In the last quarter, we took advantage of market opportunity to repurchase our stock and announced the doubling of our dividend.”

Summary of Continuing Operations – Gross Margin and SG&A

Gross margin on a GAAP basis increased 90 basis points to 27.1 percent in fiscal 2012. The increase in gross profit as a percentage of net sales was primarily due to better leverage of fixed costs on higher sales and productivity improvements in the cost base.

SG&A and Other expense as a percentage of sales on a non-GAAP basis in fiscal 2012 declined 60 basis points to 20.1 percent.

The Company generated $269 million in cash from operations in fiscal 2012.

FY 2012 Key Figures – Total Company	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase| (Decrease)
$ millions (except per share data)	3M FY12	3M FY11	Including Currency Changes	Excluding Currency Changes(1)	12M FY12	12M FY11	Including Currency Changes	Excluding Currency Changes(1)
Net sales	1,091	1,031	6%	14%	4,364	3,772	16%	17%
Gross profit	298	245	22%	30%	1,184	987	20%	21%
Percent of net sales	27.4%	23.8%			27.1%	26.2%
SG&A & Other	228	219	4%	11%	884	797	11%	12%
Operating income	71	26	174%	204%	300	190	58%	61%
Percent of net sales	6.5%	2.5%			6.9%	5.0%
Net Income	49	19	161%	167%	330	136	143%	144%
Diluted earnings per share	0.69	0.26			4.57	1.90
Restructuring-related costs	(1)	9			9	21
Non-GAAP
Gross profit(1)	299	247	21%	30%	1,188	991	20%	21%
Percent of net sales(1)	27.4%	23.9%			27.2%	26.3%
SG&A & Other(1)	229	212	8%	15%	878	781	12%	14%
Operating income(1)	70	35	101%	122%	310	211	47%	50%
Percent of net sales(1)	6.4%	3.4%			7.1%	5.6%
Net Income(1)	48	24	100%	110%	211	149	42%	43%
Diluted earnings per share(1)	0.67	0.34			2.93	2.08
Shares outstanding – diluted (in millions)	72	72			72	72

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Investor Call on August 10, 2012

11:00 a.m. EDT: HARMAN will conduct an investor and analyst call hosted by CEO Dinesh Paliwal, and CFO Herbert Parker. Those who wish to participate via audio in the earnings conference call scheduled at 11:00 a.m. EDT should dial 1.800-269-0310 (U.S.) or +1 (303) 223-2680 (International) ten minutes before the call and reference HARMAN Access Code 21599087. A replay of the call will also be available following its completion at approximately 1:00 p.m. EDT. The replay will be available through October 10, 2012 at 1:00 p.m. EDT. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21599087.

NOTE: For reference during its analyst and investor conference call, the Company has posted a set of informational slides on its web site at www.harman.com and accompanying this press release on www.businesswire.com.

In addition, Harman invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents.

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,400 people across the Americas, Europe and Asia, and reported sales of $4.4 billion for the fiscal year ended June 30, 2012. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment segment if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (5) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of compliance with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) our failure to maintain the value of our brands and implementing a sufficient brand protection program; and (12) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law. This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter.

HAR-E

APPENDIX

Infotainment Division

FY 2012 Key Figures – Infotainment	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY12	3M FY11	Including Currency Changes	Excluding Currency Changes(1)	12M FY12	12M FY11	Including Currency Changes	Excluding Currency Changes(1)
Net sales	588	612	(4)%	5%	2,402	2,089	15%	17%
Gross profit	136	111	23%	35%	557	405	38%	40%
Percent of net sales	23.1%	18.1%			23.2%	19.4%
SG&A & Other	96	94	2%	12%	377	328	15%	17%
Operating income	40	17	140%	176%	181	77	133%	144%
Percent of net sales	6.8%	2.7%			7.5%	3.7%
Restructuring-related costs	(1)	2			1	10
Non-GAAP
Gross profit(1)	137	112	22%	34%	561	410	37%	40%
Percent of net sales(1)	23.2%	18.4%			23.4%	19.6%
SG&A & Other(1)	98	94	4%	14%	380	323	18%	19%
Operating income(1)	39	18	112%	142%	182	88	107%	116%
Percent of net sales(1)	6.6%	3.0%			7.6%	4.2%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in fiscal 2012 were $2.4 billion, an increase of 15 percent, or 17 percent in local currency. Higher sales were driven by robust demand in the luxury automotive segment and rapid adoption of the scalable platform in the mid segment car market. Continued growth in BRIC countries was led by 34 percent growth in China. Gross margin on a non-GAAP basis in fiscal 2012 increased 380 basis points to 23.4 percent.

As a percentage of sales on a non-GAAP basis, SG&A and Other increased 40 basis points to 15.8 percent. Excluding the one-time gain related to the monetization of intellectual property rights last year, the SG&A and Other expense was reduced by 40 basis points.

The infotainment division has gone through a major transformation from a loss position to an industry profit leader. Full year operating margin, on a non-GAAP basis, has increased to 7.6 percent from 4.2 percent last year.

Net sales in the fourth quarter were $588 million, a decrease of 4 percent, or an increase of 5 percent in local currency. Gross margin on a non-GAAP basis in the fourth quarter increased 480 basis points to 23.2 percent. The $11.7 million of non-recurring costs discussed in the fourth quarter of last year did not occur this quarter and as such, aided in the improvement. SG&A and Other expense on a non-GAAP basis in the fourth quarter increased 120 basis points to 16.6 percent.

Infotainment Division Highlights

In FY 2012, HARMAN continues to drive new business in embedded infotainment systems globally.

•	General Motors chose Harman Infotainment system to replace a competitive system. This $900M infotainment award is HARMAN’s first with GM.

•	Won contracts with VW Group valued at $400M

•	$2B award from BMW to bring advanced connectivity to future generation infotainment systems.

•	Emerging market breakthrough: $500M infotainment awards in China with Geely, BAIC, Changan and in India with Tata Motors.

Major launches this year included: BMW Connected Drive, Toyota Touch & Go, Toyota Entune, and Audi MMI 3G+. The Company launched a new scalable infotainment system in Ferrari’s F12 berlinetta featuring the latest in-dash and connected functionality.

To meet the growing demand for entry-level embedded infotainment systems, HARMAN launched a new scalable infotainment platform targeting entry- and mid-segment vehicles.

Lifestyle Division

FY 2012 Key Figures – Lifestyle	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY12	3M FY11	Including Currency Changes	Excluding Currency Changes(1)	12M FY12	12M FY11	Including Currency Changes	Excluding Currency Changes(1)
Net sales	330	252	31%	39%	1,331	1,087	22%	24%
Gross profit	100	66	51%	59%	383	338	13%	14%
Percent of net sales	30.3%	26.3%			28.8%	31.1%
SG&A & Other	60	63	(5)%	1%	241	236	2%	3%
Operating income	40	3	n.m.	n.m.	142	102	39%	39%
Percent of net sales	12.1%	1.3%			10.7%	9.4%
Restructuring-related costs	(1)	3			0	7
Non-GAAP
Gross profit(1)	100	66	51%	59%	383	338	13%	14%
Percent of net sales(1)	30.3%	26.3%			28.8%	31.1%
SG&A & Other(1)	60	60	1%	7%	241	229	5%	6%
Operating income(1)	40	7	n.m.	n.m.	142	109	31%	31%
Percent of net sales(1)	12.0%	2.6%			10.7%	10.0%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Net sales in the fiscal 2012 were $1,331 million, an increase of 22 percent, or 24 percent in local currency. Higher sales were primarily driven by robust demand in the luxury automotive segment and continued growth in BRIC countries, led by 77 percent growth in China. Pass-through neodymium cost surcharges contributed 4 percent of the growth in revenue at zero margin. Gross margin on a non-GAAP basis decreased 230 basis points to 28.8 percent. The reduction was primarily due to neodymium cost increases and investments related to completion of new production capacity in China and Mexico. We expect favorable margin development due to reduced neodymium cost impact as well as productivity gains as these new facilities fully ramp up during the next fiscal year.

On a non-GAAP basis, SG&A and Other expense declined 300 basis points to 18.1 percent for the year.

Net sales in the fourth quarter were $330 million, an increase of 31 percent, or 39 percent in local currency. Gross margin on a non-GAAP basis in the fourth quarter increased 400 basis points to 30.3 percent. SG&A and Other expense on a non-GAAP basis in the fourth quarter declined 540 basis points to 18.3 percent.

Lifestyle Division Highlights

In Fiscal 2012, HARMAN continued to extend its leadership in automotive audio globally:

•	Won cross car-line Harman Kardon audio business with BMW;

•	Extended the lifecycle for Harman Kardon audio business with Mercedes;

•	Won new branded audio business with Maserati; and

•	In emerging markets, the Company achieved strategic wins with Geely, BAIC, Great Wall, and Tata Motors.

During the fourth quarter, the Company launched Harman Kardon headphones across Apple stores, and JBL headphones in Wal-Mart.

In 2012, the Company launched major global brand marketing campaigns with Paul McCartney, Maroon 5, Jennifer Lopez, AR Rahman, Liu Huan and Tim McGraw. As a result of our effective marketing initiatives, we are clearly seeing the increase in brand awareness, favorable consumer purchasing decisions and increase in automotive audio take rates.

Professional Division

FY 2012 Key Figures – Professional	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY12	3M FY11	Including Currency Changes	Excluding Currency Changes(1)	12M FY12	12M FY11	Including Currency Changes	Excluding Currency Changes(1)
Net sales	172	167	3%	6%	631	596	6%	6%
Gross profit	62	68	(8)%	(5)%	242	243	0%	0%
Percent of net sales	36.2%	40.8%			38.4%	40.8%
SG&A & Other	38	44	(14)%	(10)%	160	152	5%	5%
Operating income	25	24	1%	4%	83	91	(9)%	(9)%
Percent of net sales	14.3%	14.5%			13.1%	15.2%
Restructuring-related costs	1	4			9	3
Non-GAAP
Gross profit(1)	62	68	(8)%	(5)%	242	242	0%	0%
Percent of net sales(1)	36.3%	40.7%			38.4%	40.7%
SG&A & Other(1)	37	40	(6)%	(3)%	151	149	2%	2%
Operating income(1)	25	28	(11)%	(8)%	91	94	(3)%	(2)%
Percent of net sales(1)	14.7%	17.0%			14.5%	15.8%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Professional Division net sales in fiscal 2012 were $631 million, an increase of 6 percent compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2012 decreased 230 basis points to 38.4 percent. The primary reason for the gross margin decline was higher costs for neodymium magnets and investments related to completion of new production capacity in China. SG&A and Other expense on a non-GAAP basis decreased by 90 basis points to 24.0 percent. We expect favorable margin development due to reduced neodymium cost impact as well as revenue from high margin new products in the next fiscal year.

Net sales in the fourth quarter were $172 million, an increase of 3 percent, or 6 percent in local currency. Gross margin on a non-GAAP basis in the fourth quarter decreased 440 basis points to 36.3 percent. SG&A and Other expense on a non-GAAP basis decreased by 210 basis points to 21.6 percent.

Professional Division Highlights

In FY12, HARMAN delivered equipment for over 20 new stadium and large venue audio installations ranging from the Staples Center in Los Angeles to the People’s Great Hall in Beijing.

HARMAN’s new IDX systems were sold and installed at eight international airports & train stations. The Company’s products continue to take center stage at major special events such as the London Olympic Games, Super Bowl, the Grammy Awards, the UEFA Euro 2012 Soccer Championship Games and for concert tours including Lady Antebellum, Neil Diamond, Jimmy Buffet, Lenny Kravitz and more.

During the year, the Division advanced its leadership in digital amplification, signal processing, large array self-powered loudspeakers, and innovative apps-based guitar effects pedals.

Other (Corporate)

FY 2012 Key Figures – Other	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY12	3M FY11	Including Currency Changes	Excluding Currency Changes(1)	12M FY12	12M FY11	Including Currency Changes	Excluding Currency Changes(1)
SG&A & Other	34	19	82%	82%	106	81	32%	32%
Restructuring-related costs	0	0			(1)	0
Non-GAAP
SG&A & Other(1)	34	19	82%	82%	106	80	32%	32%

(1)	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

The Company continued the rollout of its global marketing campaigns. The Company’s Corporate Technology Center is driving and enabling cutting-edge development in connectivity and networking, cloud computing, wireless technologies, digital signal processing, and energy-efficient solutions. The Company is building on its base of more than 4,400 patents and patents pending, including more than 700 patents issued or filed worldwide this fiscal year. The increase in fourth quarter SG&A expense compared to the prior year is primarily from investments in global brand marketing, IT-related systems for e-commerce and supply chain management, and new technology innovation projects within the Corporate Technology Center.

Harman International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
Net sales	$1,090,771	$1,031,122	$4,364,078	$3,772,345
Cost of sales	792,436	785,908	3,179,932	2,784,995

Gross profit	298,335	245,214	1,184,146	987,350
Selling, general and administrative expenses	227,519	219,701	884,200	813,809
Loss on deconsolidation of variable interest entity	0	0	0	0
Sale of Intellectual Property	1	(326)	(300)	(16,510)
Goodwill impairment	0	0	0	0

Operating income	70,815	25,839	300,246	190,051
Other expenses:
Interest expense, net	5,397	5,404	20,126	22,576
Miscellaneous, net	3,021	1,859	18,967	7,255

Income from operations before taxes	62,397	18,576	261,153	160,220
Income tax expense	13,134	(300)	(68,388)	24,304

Net income	$49,263	$18,876	$329,541	$135,916

Earnings per share:
Basic	$0.69	$0.27	$4.62	$1.91
Diluted	$0.69	$0.26	$4.57	$1.90
Weighted average shares outstanding:
Basic	71,054	71,222	71,297	70,992
Diluted	71,878	71,970	72,083	71,635

Harman International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	June 30, 2012	June 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$617,356	$603,892
Short-term investments	203,014	317,322
Accounts receivable	582,835	579,272
Inventories	427,597	423,137
Other current assets	285,443	184,532

Total current assets	2,116,245	2,108,155
Property, plant and equipment	430,234	470,300
Goodwill	180,811	119,357
Deferred tax assets, long term	308,768	229,941
Other assets	133,406	130,742
Total assets	$3,169,464	$3,058,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$395,409	$386
Short-term debt	227	1,785
Accounts payable	505,694	473,486
Accrued liabilities	368,002	436,537
Accrued warranties	97,289	122,396
Income taxes payable	15,279	12,991

Total current liabilities	1,381,900	1,047,581
Convertible senior notes	0	378,401
Other non-current liabilities	257,953	208,855

Total liabilities	1,639,853	1,634,837

Total equity	1,529,611	1,423,658

Total liabilities and equity	$3,169,464	$3,058,495

Harman International Industries, Incorporated

Consolidated Statements of Cash Flows

(In thousands; unaudited)	Year Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$329,541	$135,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,225	123,264
Deferred income tax benefit	(99,306)	(8,926)
Loss on disposition of assets	1,377	1,272
Share-based compensation	17,370	17,973
Non-cash interest expense	19,149	19,258
Changes in operating assets and liabilities, net of acquired businesses:
Decrease (increase) in:
Receivables, net	(50,709)	(4,222)
Inventories	(36,725)	(25,534)
Other current assets	(84,866)	9,733
Increase (decrease) in:
Accounts payable	62,046	49,707
Accrued warranties	(10,348)	23,067
Accrued other liabilities	2,914	(12,535)
Income taxes payable	3,596	5,378
Other operating activities	(7,757)	(2,601)
Net cash provided by operating activities	268,507	331,750
Cash flows from investing activities:
Purchase of short-term investments	(559,283)	(599,495)
Maturities of short-term investments	673,591	282,173
Acquisitions, net of cash received	(70,535)	(14,800)
Proceeds from asset dispositions	2,865	3,005
Capital expenditures	(112,536)	(108,357)
Other items, net	1,247	2,974
Net cash used in investing activities	(64,651)	(434,500)
Cash flows from financing activities:
Net decrease in short-term borrowings	(1,308)	(12,461)
Cash dividends paid to shareholders	(21,161)	(3,525)
Repurchase of common stock	(123,946)	0
Share-based payment arrangements	11,342	9,544
Debt issuance costs for revolving credit facility	(0)	(7,002)
Other items, net	(12,573)	5,066
Net cash used in financing activities	(147,646)	(8,378)
Effect of exchange rate changes on cash	(42,746)	69,450
Net increase (decrease) in cash and cash equivalents	13,464	(41,678)
Cash and cash equivalents at beginning of period	603,892	645,570
Cash and cash equivalents at end of period	$617,356	$603,892

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$1,090,771	$0	$1,090,771
Cost of sales	792,436	(820)[a]	791,616

Gross profit	298,335	820	299,155
Selling, general and administrative expenses	227,519	1,842 [b]	229,361
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	1	0	1
Goodwill impairment	0	0	0

Operating income	70,815	(1,022)	69,793
Other expenses:
Interest expense, net	5,397	0	5,397
Miscellaneous, net	3,021	249	3,270

Income from operations before taxes	62,397	(1,271)	61,126
Income tax expense	13,134	(196)[c]	12,938

Net income	$49,263	$(1,075)	$48,188

Earnings per share:
Basic	$0.69	$(0.01)	$0.68
Diluted	$0.69	$(0.02)	$0.67
Weighted average shares outstanding:
Basic	71,054		71,054
Diluted	71,878		71,878

(a)	Restructuring expense in Cost of Sales was $0.8 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring credit in SG&A was $1.8 million due to reverse of accrual formed in prior period.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$4,364,078	$0	$4,364,078
Cost of sales	3,179,932	(3,411)[a]	3,176,521

Gross profit	1,184,146	3,411	1,187,557
Selling, general and administrative expenses	884,200	(5,987)[b]	878,213
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(300)	0	(300)
Goodwill impairment	0	0	0

Operating income	300,246	9,398	309,644
Other expenses:
Interest expense, net	20,126	0	20,126
Miscellaneous, net	18,967	249	19,216

Income from operations before taxes	261,153	9,149	270,302
Income tax expense	(68,388)	127,450 [c]	59,062

Net income	$329,541	$(118,301)	$211,240

Earnings per share:
Basic	$4.62	$(1.66)	$2.96
Diluted	$4.57	$(1.64)	$2.93
Weighted average shares outstanding:
Basic	71,297		71,297
Diluted	72,083		72,083

(a)	Restructuring expense in Cost of Sales was $3.4 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $6.0 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended June 30, 2011
	GAAP	Adjustments	Non-GAAP
Net sales	$1,031,122	$0	$1,031,122
Cost of sales	785,908	(1,736)[a]	784,172

Gross profit	245,214	1,736	246,950
Selling, general and administrative expenses	219,701	(7,195)[b]	212,506
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(326)	0	(326)
Goodwill impairment	0	0	0

Operating income	25,839	8,931	34,770
Other expenses:
Interest expense, net	5,404	0	5,404
Miscellaneous, net	1,859	0	1,859

Income from operations before taxes	18,576	8,931	27,507
Income tax expense	(300)	3,674 [c]	3,374

Net income	$18,876	$5,257	$24,133

Earnings per share:
Basic	$0.27	$0.07	$0.34
Diluted	$0.26	$0.07	$0.34
Weighted average shares outstanding:
Basic	71,222		71,222
Diluted	71,970		71,970

(a)	Restructuring expense in Cost of Sales was $1.7 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $7.2 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Twelve Months Ended June 30, 2011
	GAAP	Adjustments	Non-GAAP
Net sales	$3,772,345	$0	$3,772,345
Cost of sales	2,784,995	(4,108)[a]	2,780,887

Gross profit	987,350	4,108	991,458
Selling, general and administrative expenses	813,809	(16,540)[b]	797,269
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(16,510)	0	(16,510)
Goodwill impairment	0	0	0

Operating income	190,051	20,648	210,699
Other expenses:
Interest expense, net	22,576	0	22,576
Miscellaneous, net	7,255	0	7,255

Income from operations before taxes	160,220	20,648	180,868
Income tax expense	24,304	7,506 [c]	31,810

Net income	$135,916	$13,142	$149,058

Earnings per share:
Basic	$1.91	$0.19	$2.10
Diluted	$1.90	$0.18	$2.08
Weighted average shares outstanding:
Basic	70,992		70,992
Diluted	71,635		71,635

(a)	Restructuring expense in Cost of Sales was $4.1 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $16.5 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended June 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$1,090,771	$1,031,122	6%
Effect of foreign currency translation(1)		(71,881)

Net sales – local currency	1,090,771	959,241	14%
Gross profit – nominal currency	298,335	245,214	22%
Effect of foreign currency translation(1)		(15,969)

Gross profit – local currency	298,335	229,245	30%
SG&A & Other – nominal currency	227,520	219,375	4%
Effect of foreign currency translation(1)		(13,399)

SG&A & Other – local currency	227,520	205,976	11%
Operating income – nominal currency	70,815	25,839	174%
Effect of foreign currency translation(1)		(2,570)

Operating income – local currency	70,815	23,269	204%
Net income – nominal currency	49,263	18,876	161%
Effect of foreign currency translation(1)		(430)
Net income – local currency	49,263	18,446	167%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges (In thousands; unaudited)	Three Months Ended June 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$1,090,771	$1,031,122	6%
Effect of foreign currency translation(1)		(71,881)

Net sales – local currency	1,090,771	959,241	14%
Gross profit – nominal currency	299,155	246,950	21%
Effect of foreign currency translation(1)		(15,969)

Gross profit – local currency	299,155	230,981	30%
SG&A & Other – nominal currency	229,361	212,180	8%
Effect of foreign currency translation(1)		(12,694)

SG&A & Other – local currency	229,361	199,486	15%
Operating income – nominal currency	69,793	34,770	101%
Effect of foreign currency translation(1)		(3,276)

Operating income – local currency	69,793	31,494	122%
Net income – nominal currency	48,188	24,133	100%
Effect of foreign currency translation(1)		(1,136)
Net income – local currency	48,188	22,997	110%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Twelve Months Ended June 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$4,364,078	$3,772,345	16%
Effect of foreign currency translation(1)		(54,448)

Net sales – local currency	4,364,078	3,717,897	17%
Gross profit – nominal currency	1,184,146	987,350	20%
Effect of foreign currency translation(1)		(11,375)

Gross profit – local currency	1,184,146	975,975	21%
SG&A & Other – nominal currency	883,900	797,299	11%
Effect of foreign currency translation(1)		(8,129)

SG&A & Other – local currency	883,900	789,170	12%
Operating income – nominal currency	300,246	190,051	58%
Effect of foreign currency translation(1)		(3,246)

Operating income – local currency	300,246	186,805	61%
Net income – nominal currency	329,541	135,916	143%
Effect of foreign currency translation(1)		(714)
Net income – local currency	329,541	135,202	144%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges (In thousands; unaudited)	Twelve Months Ended June 30,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$4,364,078	$3,772,345	16%
Effect of foreign currency translation(1)		(54,448)

Net sales – local currency	4,364,078	3,717,897	17%
Gross profit – nominal currency	1,187,557	991,458	20%
Effect of foreign currency translation(1)		(11,494)

Gross profit – local currency	1,187,557	979,964	21%
SG&A & Other – nominal currency	877,913	780,759	12%
Effect of foreign currency translation(1)		(7,175)

SG&A & Other – local currency	877,913	773,584	14%
Operating income – nominal currency	309,644	210,699	47%
Effect of foreign currency translation(1)		(4,319)

Operating income – local currency	309,644	206,380	50%
Net income – nominal currency	211,240	149,058	42%
Effect of foreign currency translation(1)		(1,788)
Net income – local currency	211,240	147,270	43%

(1)	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	As of June 30, 2012
$ millions
Cash & cash equivalents	$617
Short-term investments	203
Available credit under Revolving Credit Facility	541
Total liquidity	$1,361